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                                                                   Exhibit 23(j)



November 10, 1997


Board of Directors
HE Holdings, Inc.
7200 Hughes Terrace
Los Angeles, CA 90045

Re: Amendment No. 4 to the Registration Statement of HE Holdings, Inc. relating to Class A Common Stock, par value $0.01 per share, being registered in connection with the spin-off of Hughes Electronics Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter dated January 16, 1997 with respect to the fairness to (i) HE Holdings, Inc., a Delaware corporation ("Hughes"), (ii) Hughes Electronics Corporation, a Delaware corporation ("HEC"), and the holder of the outstanding shares of Common Stock, par value $0.01 per share, of Hughes,
(iii) General Motors Corporation, a Delaware corporation and the parent of HEC ("GM"), (iv) the holders of GM's Common Stock, par value $1 2/3 per share, and
(v) the holders of GM's Class H Common Stock, par value $0.10 per share, of the Aggregate Consideration (as defined in such opinion) as contemplated by the Agreement and Plan of Merger dated as of January 16, 1997 by and between Raytheon Company, a Delaware corporation, and Hughes and to our November 7, 1997 opinion letter confirming our opinion dated January 16, 1997.

The foregoing opinion letters are provided for the information and assistance of the Board of Directors of HE Holdings, Inc. (the "Company") in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company


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HE Holdings, Inc.
November 10, 1997
Page Two

has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion, dated January 16, 1997, of our Firm under the caption "Introduction--Raytheon Merger Fairness
Opinion: Goldman Sachs" and to the reference to both our opinion dated January 16, 1997 and our confirming opinion dated November 7, 1997 under the caption "Description of the Raytheon Merger--Raytheon Merger Fairness Opinion: Goldman Sachs" and to the inclusion of the foregoing opinions in the Solicitation Statement included in the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Goldman, Sachs & Co.
------------------------
(GOLDMAN, SACHS & CO.)